Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact

New Horizons Worldwide, Inc.

Investor Relations

Charles Mallon, 484-567-3039

Charlie.Mallon@newhorizons.com

NEW HORIZONS REPORTS SECOND QUARTER AND

SIX MONTHS ENDED JUNE 30, 2008 RESULTS

Conshohocken, PA, August 13, 2008 – New Horizons Worldwide, Inc. (OTC Bulletin Board:  NEWH) today reported financial results for the second quarter and the six months ended June 30, 2008.

Quarter Ended June 30, 2008 Highlights

•                  Operating income was $1.5 million for the second quarter of 2008, representing our sixth consecutive quarter of positive results.

•                  Net income was $1.1 million for the quarter ended June 30, 2008.

•                  System-wide revenue increased 7.6% for the quarter ended June 30, 2008 over the comparable quarter in the prior year.

Quarter Ended June 30, 2008 Results

Revenue for the quarter ended June 30, 2008 totaled $9.9 million, compared to $13.3 million in the comparable 2007 period.  Franchising revenue increased to $6.4 million in the second quarter of 2008 as compared to $6.0 million in the second quarter of 2007.  Royalty revenue increased by $901,000 in the quarter ended June 30, 2008 to $5.8 million from $4.9 million in the comparable 2007 period, partially due to the re-franchising of Company-owned training centers.  Revenue from Company-owned training centers declined to $3.5 million in the quarter ended June 30, 2008 from $7.3 million in the comparable period of 2007, as a result of the disposal and re-franchising of four Company-owned training centers during 2007.

The Company had operating income of $1.5 million in the second quarter of 2008, compared to an operating income of $1.4 million in the second quarter of 2007. The Company defines operating income as income before gains (losses) from the sale of assets, interest and income taxes.  The improvement reflects increased margins in both the Company’s Franchising segment and its Company-owned training centers segment.  The Company’s net income was $1.1 million for the three months ended June 30, 2008 compared to a net income of $1.5 million in the comparable 2007 period.  The second quarter of 2007 benefitted from $585,000 of non-recurring gain on the sale of a Company-owned training center.

For the three months ended June 30, 2008, total system-wide revenue from all franchised and Company-owned training centers was $105.5 million compared to total system-wide revenue for the comparable 2007 period of $98.1 million, an increase of 7.6%.

Six Months Ended June 30, 2008 Highlights

•                  Operating income was $3.0 million for the six months ended June 30, 2008.

•                  Net income was $2.5 million for the six months ended June 30, 2008.

•                  System-wide revenue increased 8.4% for the six months ended June 30, 2008 over the comparable six months in the prior year.

Six Months Ended June 30, 2008 Results

Revenue for the six months ended June 30, 2008 totaled $19.3 million, compared to $28.1 million in the comparable 2007 period.  Franchising revenue increased to $12.6 million in the first half of 2008 as compared to $11.5 million in the first half of 2007.  Royalty revenue increased by $1.9 million in the six months ended June 30, 2008 to $10.9 million from $9.0 million in the comparable 2007 period, partially due to the re-franchising of Company-owned training centers. Revenue from Company-owned training centers declined to $6.8 million in the six months ended June 30, 2008 from $16.6 million in the comparable period of 2007 as a result of the disposal and re-franchising of four Company-owned training centers during 2007.

The Company had operating income of $3.0 million in the first half of 2008, compared to operating income of $2.3 million in the first half of 2007. The Company defines operating income as income before gains (losses) from the sale of assets, interest and income taxes.  The improvement reflects increased margins in both the Company’s Franchising segment and its Company-owned training centers segment.  The Company’s net income was $2.5 million for the six months ended June 30, 2008 compared to a net income of $2.7 million in the comparable 2007 period.  The first half of 2007 benefitted from $1.1 million of non-recurring gain on the sale of Company-owned training centers.

For the six months ended June 30, 2008, total system-wide revenue from all franchised and Company-owned training centers was $205.8 million compared to total system-wide revenue for the comparable 2007 period of $189.9 million, an increase of 8.4%.

Current Outlook

Mark A. Miller, President and Chief Executive Officer of New Horizons, stated, “We are pleased with the continued strong results for the second quarter and the first half of 2008, driven by growth in both our domestic and international markets.”

Mr. Miller continued, “During the quarter, we continued to execute on our growth strategy by becoming a Cisco Learning Solutions Partner in the United States and Canada and by making arrangements for our centers around the world to also participate in our Cisco relationship.  Cisco Learning Solutions Partners (CLSP) and their sponsored organizations are the only companies that may provide authorized Cisco training. We also saw increased franchising activity as a result of a revitalized franchising program that was developed as part of our strategy.”

Mr. Miller continued, “We have continued our approach of prudent financial management and we believe that we have ample liquidity to allow for continued investment in the future growth of our Company through the development of new products and services to assist in the on-going success of our franchisees and the continued progress of our Company-owned training centers.”

“We appreciate the efforts of our employees, the partnership of our franchise owners and their staffs and the support of our industry partners in making our results possible.”

About New Horizons Computer Learning Centers

With over 300 centers in 60 countries, Conshohocken, Pennsylvania based New Horizons Worldwide, Inc. (OTC Bulletin Board:  NEWH) is the world’s largest independent IT training company. Through an integrated learning approach that ensures that new knowledge can be applied to real life situations, New Horizons delivers a full range of technology and business skills training from basic application and desktop productivity tools to complex and integrated business systems. New Horizons continues to expand its offerings, locations, and solutions to meet the growing demands placed on organizations and their employees. For more information, or to find a local New Horizons Computer Learning Center, visit www.newhorizons.com.

Certain matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and as such involve risks and uncertainties.  Any statements about expectations, beliefs, plans, objectives, assumptions, future events or performance are not historical facts and are forward-looking statements.   The forward-looking statements in this press release are based upon beliefs, assumptions and expectations of the Company’s management as to the Company’s future operations and economic performance, taking into account the information currently available and include comments regarding management’s future outlook and financial performance of the Company.  These statements are not statements of historical fact, and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.  Readers should not place undue reliance on these forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.  Such forward-looking  statements  involve known and unknown risks,  uncertainties and other factors that may cause the actual  results,  performance,  achievements or transactions of the Company or the benefits of the proposed  transaction to be materially  different from any future results, performance,  achievements or transactions expressed or implied by such forward-looking  statements.  Many of the factors  which could  impact the  Company and the forward-looking  statements  contained  herein are  included  in the Company’s filings with the Securities and Exchange Commission.

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,237	$4,101
Accounts receivable, net	6,336	4,772
Prepaid expenses	748	650
Refundable income taxes	212	238
Other current assets	54	90
Total current assets	9,587	9,851

Property and equipment, net	3,233	2,631
Restricted cash	514	513
Goodwill, net	11,408	11,408
Other assets	681	873
Total assets	$25,423	$25,276

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$989	$2,305
Deferred revenue	4,005	4,169
Other current liabilities	7,540	8,416
Total current liabilities	12,534	14,890

Long-term debt, excluding current portion	4,000	4,000
Deferred rent	605	737
Other long-term liabilities	240	235
Total liabilities	17,379	19,862

Commitments and contingencies	—	—

Shareholders’ equity:
Convertible preferred stock Series C, no par value, 200,000 shares authorized, 172,043 shares issued and outstanding at June 30, 2008 and December 31, 2007. Liquidation preference of $23.25 per share.	3,802	3,802
Convertible preferred stock Series B, no par value, 200,000 shares authorized, 174,693 shares issued and outstanding at June 30, 2008 and December 31, 2007. Liquidation preference of $37.50 per share.	5,611	5,611
Common stock, $.01 par value, 30,000,000 shares authorized, 11,445,269 shares issued; 11,260,269 shares outstanding at June 30, 2008 and December 31, 2007.	114	114
Additional paid-in capital	49,646	49,498
Accumulated deficit	(49,831)	(52,313)
Treasury stock at cost - 185,000 shares at June 30, 2008 and December 31, 2007	(1,298)	(1,298)
Total shareholders’ equity	8,044	5,414
Total liabilities and shareholders’ equity	$25,423	$25,276

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
Franchising
Franchise fees	$182	$150	$449	$389
Royalties	5,769	4,868	10,859	9,022
Courseware sales and other	477	945	1,260	2,108
Total franchising revenues	6,428	5,963	12,568	11,519

Company-owned training center revenues	3,481	7,346	6,750	16,628
Total revenues	9,909	13,309	19,318	28,147

Cost of revenues	3,690	6,231	7,417	13,631
Selling, general and administrative expenses	4,735	5,723	8,915	12,185
Operating income	1,484	1,355	2,986	2,331

Other income/(loss)	(4)	—	(4)	—
Gain on sale of Company-owned training centers	—	585	—	1,140
Interest expense	(107)	(163)	(213)	(305)
Investment income	10	13	33	24

Income before provision for income taxes	1,383	1,790	2,802	3,190
Provision for income taxes	(261)	(293)	(320)	(474)
Net income	1,122	1,497	2,482	2,716
Dividends payable on preferred stock	(171)	—	(342)	—
Net income attributable to common shareholders - basic	$951	$1,497	$2,140	$2,716
Dividends payable addback	171	—	342	—
Net income attributable to common shareholders - diluted	$1,122	$1,497	$2,482	$2,716

Net income per share:
Basic	$0.08	$0.14	$0.19	$0.25
Diluted	$0.05	$0.14	$0.11	$0.25
Weighted average shares outstanding
Basic	11,260	10,757	11,260	10,751
Diluted	23,476	10,819	23,276	10,813